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CUSIP No. 81616X103                   13G                     Page 1 of 14 pages
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*

                           SELECT COMFORT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    81616X103
         --------------------------------------------------------------
                                 (CUSIP Number)


                                OCTOBER 21, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745(2/92)                   Page 1 of 14 pages
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CUSIP No. 81616X103                   13G                     Page 2 of 14 pages
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--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Consumer Venture Partners I, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)  [ ]
                                                                     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

        NUMBER OF                  -0- Shares

         SHARES               --------------------------------------------------
                              6    SHARED VOTING POWER
      BENEFICIALLY
                                   -0- Shares
        OWNED BY
                              --------------------------------------------------
          EACH                 7   SOLE DISPOSITIVE POWER

        REPORTING
                                   -0- Shares
         PERSON
                              --------------------------------------------------
          WITH:               8    SHARED DISPOSITIVE POWER

                                   -0- Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0- Shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------


SEC 1745(2/92)                   Page 2 of 14 pages
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CUSIP No. 81616X103                   13G                     Page 3 of 14 pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Consumer Venture Associates, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)  [ ]
                                                                     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

        NUMBER OF                  -0- Shares

         SHARES               --------------------------------------------------
                              6    SHARED VOTING POWER
      BENEFICIALLY
                                   -0- Shares
        OWNED BY
                              --------------------------------------------------
          EACH                 7   SOLE DISPOSITIVE POWER

        REPORTING
                                   -0- Shares
         PERSON
                              --------------------------------------------------
          WITH:               8    SHARED DISPOSITIVE POWER

                                   -0- Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0- Shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

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                                 Page 3 of 14 pages
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CUSIP No. 81616X103                   13G                     Page 4 of 14 pages
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--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Consumer Venture Partners II, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)  [ ]
                                                                     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

        NUMBER OF                  -0- Shares

         SHARES               --------------------------------------------------
                              6    SHARED VOTING POWER
      BENEFICIALLY
                                   -0- Shares
        OWNED BY
                              --------------------------------------------------
          EACH                 7   SOLE DISPOSITIVE POWER

        REPORTING
                                   -0- Shares
         PERSON
                              --------------------------------------------------
          WITH:               8    SHARED DISPOSITIVE POWER

                                   -0- Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0- Shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

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                                 Page 4 of 14 pages
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CUSIP No. 81616X103                   13G                     Page 5 of 14 pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Consumer Venture Associates II, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)  [ ]
                                                                     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

        NUMBER OF                  -0- Shares

         SHARES               --------------------------------------------------
                              6    SHARED VOTING POWER
      BENEFICIALLY
                                   -0- Shares
        OWNED BY
                              --------------------------------------------------
          EACH                 7   SOLE DISPOSITIVE POWER

        REPORTING
                                   -0- Shares
         PERSON
                              --------------------------------------------------
          WITH:               8    SHARED DISPOSITIVE POWER

                                   -0- Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0- Shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

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                                 Page 5 of 14 pages
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CUSIP No. 81616X103                   13G                     Page 6 of 14 pages
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--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Pearson C. Cummin III

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)  [ ]
                                                                     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

        NUMBER OF                  82,236 Shares

         SHARES               --------------------------------------------------
                              6    SHARED VOTING POWER
      BENEFICIALLY
                                   -0- Shares
        OWNED BY
                              --------------------------------------------------
          EACH                 7   SOLE DISPOSITIVE POWER

        REPORTING
                                   82,236 Shares
         PERSON
                              --------------------------------------------------
          WITH:               8    SHARED DISPOSITIVE POWER

                                   -0- Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     82,236 Shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

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                                 Page 6 of 14 pages
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CUSIP No. 81616X103                   13G                     Page 7 of 14 pages
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--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Christopher P. Kirchen

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)  [ ]
                                                                     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

                                   268,765 Shares (includes 20,280 Shares
        NUMBER OF                  issuable pursuant to options exercisable
                                   within 60 days of October 21, 2002)
         SHARES               --------------------------------------------------
                              6    SHARED VOTING POWER
      BENEFICIALLY
                                   -0- Shares
        OWNED BY
                              --------------------------------------------------
          EACH                 7   SOLE DISPOSITIVE POWER

        REPORTING                  268,765 Shares (includes 20,280 Shares
                                   issuable pursuant to options exercisable
         PERSON                    within 60 days of October 21, 2002)
                              --------------------------------------------------
          WITH:               8    SHARED DISPOSITIVE POWER

                                   -0- Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     268,765 Shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------


                                 Page 7 of 14 pages

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CUSIP No. 81616X103                   13G                     Page 8 of 14 pages
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Item 1(a).     NAME OF ISSUER:  Select Comfort Corporation

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 6105 Trenton Lane North, Minneapolis, MN 55442

Item 2(a). NAMES OF PERSONS FILING: Consumer Venture Partners I, L.P. ("CVP I"), Consumer Venture Associates, L.P. ("Consumer Associates"), Consumer Venture Partners II, L.P. ("CVP II"), Consumer Venture Associates II, L.P. ("Consumer Associates II"), Pearson C. Cummin III and Christopher P. Kirchen. Messrs. Cummin and Kirchen (collectively, the "General Partners") are the general partners of each of Consumer Associates, the sole general partner of CVP I, and Consumer Associates II, the sole general partner of CVP
               II. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of the Reporting Persons is c/o BEV Capital, One Stamford Plaza, 263 Tresser Boulevard, 16th Floor, Stamford, CT 06901.

Item 2(c). CITIZENSHIP: CVP I, CVP II, Consumer Associates and Consumer Associates II are limited partnerships organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).     TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value.

Item 2(e).     CUSIP NUMBER:  81616X103

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

Item 4.        OWNERSHIP.

               (a) Amount Beneficially Owned: CVP I, Consumer Associates, CVP II and Consumer Associates II are each the record owner of 0 shares. Mr. Cummin is the record owner of 79,687 shares of Common Stock and, in addition, Mr. Cummin may be deemed to beneficially own 2,549 shares of Common Stock held by the Pearson C. Cummin III Profit Sharing Plan. Mr. Kirchen is the record owner of 240,414 shares of Common Stock (which includes options to purchase 20,280 shares of common stock exercisable within 60 days of October 21, 2002). Additionally, Mr. Kirchen may be deemed to beneficially own 28,351 shares of Common Stock held by the Christopher P. Kirchen IRA.

               (b)  Percent of Class: CVP I: 0%; CVP II: 0%; Consumer
                    Associates: 0%; Consumer Associates II: 0%; Mr. Cummin:
                    0.3%; Mr. Kirchen: 0.9%. The foregoing percentages are calculated based on the 29,664,326 shares


SEC 1745(2/92)                   Page 8 of 14 pages
                    of the Issuer's Common Stock reported to be outstanding by the Issuer on September 28, 2002 as reported in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2002.

               (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote: 0 shares for CVP I, 0 shares for Consumer Associates, 0 shares for CVP II, 0 shares for Consumer Associates II, 82,236 shares for Mr. Cummin and 268,765 shares for Mr. Kirchen.

                    (ii) Shared power to vote or to direct the vote: 0 shares for each Reporting Person.

                    (iii) Sole power to dispose or to direct the disposition of:
                          0 shares for CVP I, 0 shares for Consumer Associates, 0 shares for CVP II, 0 shares for Consumer Associates II, 82,236 shares for Mr. Cummin and 268,765 shares for Mr. Kirchen.

                    (iv) Shared power to dispose or to direct the disposition of: 0 shares for each Reporting Person.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Each Reporting Person owns less than 5% of the outstanding Common Stock of Select Comfort Corporation.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not Applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.   NOTE OF DISSOLUTION OF GROUP.

          Not Applicable.


                                 Page 9 of 14 pages

Item 10.  CERTIFICATION.

          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                               Page 10 of 14 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 11, 2002

CONSUMER VENTURE PARTNERS I, L.P.

By:  Consumer Venture Associates, L.P.

     By:               *
        -------------------------------------
        Pearson C. Cummin III
        General Partner

CONSUMER VENTURE ASSOCIATES, L.P.

By:               *
   -------------------------------------------
   Pearson C. Cummin III
   General Partner

CONSUMER VENTURE PARTNERS II, L.P.

By:  Consumer Venture Associates II, L.P.

     By:               *
        ------------------------------------
        Pearson C. Cummin III
        General Partner

CONSUMER VENTURE ASSOCIATES II, L.P.

By:               *
   ----------------------------------------
   Pearson C. Cummin III
   General Partner

                  *
-------------------------------------------
Pearson C. Cummin III

     /s/ Christopher P. Kirchen
-------------------------------------------
Christopher P. Kirchen

                                                *By: /s/ Christopher P. Kirchen
                                                    ----------------------------
                                                    Christopher P. Kirchen
                                                    Attorney-in-Fact

-----------------------------------------------------------------------------
*This Schedule 13G was executed by Christopher P. Kirchen pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                               Page 11 of 14 pages